EXHIBIT 5.1

September 11, 2020

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

We are familiar with your Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings and have served as your counsel in connection with the registration of 180,000 shares of common stock that you intend to issue in connection with the Nonstatutory Inducement Stock Options issued as follows: (i) 100,000 to Jeffrey Davis, the President of LSI Lighting; (ii) 50,000 to Brian Vincent, the Chief Support Officer of the Registrant; and (iii) 30,000 to Jonathon Towner, the Vice President – Chief Information Officer of the Registrant (collectively, the “Inducement Options”). All grants are pursuant to the your form of Nonstatutory Inducement Stock Option Agreement (the “Inducement Award Agreement”).

On the basis of the foregoing, we are of the opinion that you have taken all necessary and required corporate actions in connection with the issuance of 180,000 shares of common stock under the Inducement Options, and when issued under the terms of the respective Inducement Award Agreements, the aforesaid 180,000 shares of common stock will be validly authorized, legally issued, fully paid and nonassessable shares of common stock of the corporation free of any preemptive rights.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to be named in the Registration Statement as the attorneys who have passed upon legal matters in connection with the issuance of the common stock and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, /s/ KEATING MUETHING & KLEKAMP PLL